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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X ] Form 10-Q [ ] Form N-SAR

                  For Period Ended: June 30, 1995
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                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [X] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - REGISTRANT INFORMATION
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Full Name of Registrant

                  Heng Fai China Industries, Inc.


Former Name if Applicable   N/A

                  650 West Georgia Street, Suite 558
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Address of Principal Executive Office (Street and Number)

                 Vancouver, British Columbia, Canada V68 4N8
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City, State and Zip Code

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Part II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

| | (b) The subject annual report, semi-annual report, transition report on Form
    10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE
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State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

The Company is in the process of completeing its financial statements and in connection therewith is considering resolution of issues relating to the accounting treatment of certain transactions undertaken by the Company during the period to be presented in the form 10Q to which this form relates. The Company anticipates completion of same within the period provided hereby.

PART IV - OTHER INFORMATION
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(1) Name  and  telephone   number  of  person  to  contact  in  regard  to  this
    notification

    Robert Trapp                              604        685-8318
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       (Name)                             (Area Code)(Telephone Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                      [X] Yes          [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                      [ ] Yes          [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        Heng Fai China Industries, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 1995                          By  /s/ Robert H. Trapp
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                                                  Robert H. Trapp, Secretary
                                                  and Treasurer